Exhibit 5.1

[Sullivan & Cromwell LLP Letterhead]

December 30, 2011

Barclays Bank PLC,
                  1 Churchill Place,
                                          London E14 5HP.

Ladies and Gentlemen:

We are acting as counsel to Barclays Bank PLC, a public limited company organized under the laws of England and Wales (the “Company”), in connection with the issuance and delivery of the debt securities identified in Annex A to this letter (the “Notes”).  The Company filed with the Securities and Exchange Commission, on August 31, 2010, a registration statement on Form F-3ASR (File No. 333-169119) (the “Registration Statement”) under the Securities Act of 1933 (the “Act”) relating to, among other things, the proposed offer and sale of an unspecified principal amount of the Company’s senior, unsecured debt securities, including the Notes.  The Notes are being issued under an indenture, dated as of September 16, 2004 (the “Indenture”), between the Company and The Bank of New York Mellon (formerly The Bank of New York), as trustee (the “Trustee”).

We have examined such corporate records, certificates and other documents, and such questions of United States federal and New York state law, as we have considered necessary or appropriate for the purposes of this opinion.  Upon the basis of such examination, we advise you that, in our opinion, the Notes constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.  The foregoing opinion is delivered and is to be read in conjunction with the opinion of Sullivan & Cromwell LLP, dated the date hereof, regarding certain matters under the laws of England and Wales relevant to the foregoing opinion.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or any related prospectus or other offering material regarding the Company or the Notes or their offering and sale.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed, without independent verification, that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Notes conform to the specimens thereof examined by us, that the Notes have been duly authenticated by one of the Trustee’s authorized officers, that the Notes have been delivered against payment as contemplated in the Registration Statement and that the signatures on all documents examined by us are genuine.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 6-K to be incorporated by reference in the Registration Statement.  In giving

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this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP

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Annex A

Title of Notes	Date of Issue

$4,205,000 Barrier Notes Linked to the Performance of Brent Crude (futures contract) due June 27, 2013	December 30, 2011

$2,501,000 Buffered Return Enhanced Notes Linked to the Performance of Gold due January 9, 2013	December 30, 2011

$1,934,000 Buffered Super Track Notes due July 1, 2013 (Linked to the Performance of the S&P 500® Index)	December 30, 2011

$2,750,000 Super Track Notes due June 30, 2015 (Linked to the Performance of the S&P 500® Index)	December 30, 2011

$2,150,000 Super Track Notes due January 7, 2015 (Linked to the Performance of the iShares MSCI EAFE Index Fund)	December 30, 2011

$1,234,000 Buffered iSuper TrackSM Notes due December 30, 2013 (Linked to the Performance of the iShares Dow-Jones U.S. Real Estate Index Fund)	December 30, 2011

$3,250,000 Step-Up Fixed Rate Callable Notes due December 30, 2019	December 30, 2011

$4,000,000 Capped and Floored Floating Rate Notes due December 30, 2014	December 30, 2011

$1,836,000 Floored Fixed-To-Floating Rate Notes due December 30, 2014	December 30, 2011

$585,000 4.75% Fixed Rate Notes due December 30, 2023	December 30, 2011

$572,000 4.50% Fixed Rate Notes due December 30, 2021	December 30, 2011

$2,124,000 3.50% Fixed Rate Notes due December 30, 2016	December 30, 2011

$1,896,000 4.25% Fixed Rate Notes due December 30, 2019	December 30, 2011

$2,280,000 3.25% Fixed Rate Notes due December 30, 2015	December 30, 2011

$2,322,000 5.00% Callable Fixed Rate Notes due December 30, 2027	December 30, 2011

$1,000,000 Annual Reset Coupon Buffered Notes due December 31, 2014 Linked to the S&P 500® Index	December 30, 2011

$1,300,000 Annual Reset Coupon Buffered Notes due December 30, 2016 Linked to the S&P 500® Index	December 30, 2011

$200,000 12% Exchangeable Notes due June 29, 2012 (Linked to the Common Stock of eBay Inc.)	December 30, 2011

$100,000 14.50% Exchangeable Notes due June 29, 2012 (Linked to the Common Stock of Noble Corporation)	December 30, 2011

$400,000 14.50% Exchangeable Notes due December 28, 2012 (Linked to the Common Stock of MetLife Inc.)	December 30, 2011

$500,000 15.00% Exchangeable Notes due June 29, 2012 (Linked to the Common Stock of Cummins Inc.)	December 30, 2011

$600,000 11.50% Exchangeable Notes due March 30, 2012 (Linked to the Common Stock of MetLife, Inc.)	December 30, 2011

$100,000 14.50% Exchangeable Notes due March 30, 2012 (Linked to the Common Stock of Lululemon Athletica Inc.)	December 30, 2011

$500,000 20.00% Exchangeable Notes due March 30, 2012 (Linked to the Common	December 30, 2011

Stock of Bank of America Corporation)

$100,000 14.00% Exchangeable Notes due June 29, 2012 (Linked to the Common Stock of Silver Wheaton Corp.)	December 30, 2011

$100,000 15.00% Exchangeable Notes due June 29, 2012 (Linked to the Common Stock of New Gold Inc.)	December 30, 2011

$100,000 15.00% Exchangeable Notes due June 29, 2012 (Linked to the Common Stock of Halliburton Company)	December 30, 2011

$100,000 11.00% Exchangeable Notes due June 29, 2012 (Linked to the Common Stock of Caterpillar Inc.)	December 30, 2011

$500,000 19.00% Exchangeable Notes due December 28, 2012 (Linked to the Common Stock of Western Refining, Inc.)	December 30, 2011

$300,000 12.50% Exchangeable Notes due December 28, 2012 (Linked to the Common Stock of Citigroup Inc.)	December 30, 2011

$100,000 13.00% Exchangeable Notes due December 28, 2012 (Linked to the Common Stock of Baidu, Inc.)	December 30, 2011

$2,900,000 Buffered SuperTrackSM Digital Notes due December 31, 2013 Linked to the Performance of the S&P 500® Index	December 30, 2011

$1,500,000 Buffered Digital Plus Notes due June 30, 2015 Linked to the Performance of the Dow Jones Industrial Average SM	December 30, 2011

$1,051,000 Notes linked to the Barclays Capital Voyager II DJ-UBSCISM Total Return Index due January 3, 2017	December 30, 2011